Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 2 TO MERGER AGREEMENT

THIS AMENDMENT NO. 2 TO MERGER AGREEMENT (this “Amendment”) is entered into on November 11, 2022 by and among Hypebeast Limited, a Cayman Islands exempted company (the “Company”), Hypebeast WAGMI Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger Sub”), and Iron Spark I Inc., a Delaware corporation (the “SPAC”). Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on April 3, 2022, the Parties entered into the Agreement and Plan of Merger (as it was subsequently amended by the Amendment No. 1 to Merger Agreement dated as of August 12, 2022 by and among the Parties, the “Merger Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement in accordance with Section 11.2(a) of the Merger Agreement and as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.     Defined Terms. Unless otherwise revised pursuant to this Amendment, all capitalized terms used but not defined in this Amendment shall have the meaning assigned to such terms in the Merger Agreement and the rules of construction and interpretation set forth in Section 11.11 of the Merger Agreement shall also apply to this Amendment.

2.     Amendment. The text of Section 10.1(c) of the Merger Agreement is hereby deleted in its entirety and replaced by the following:

“by written notice from the Company or the SPAC to the other if the Closing has not occurred by 12:01 a.m. Eastern Time, December 28, 2022 (the “Long Stop Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made; provided that the Long Stop Date may be extended to a later date by mutual written consent of the Company and SPAC, in which case such later date shall be deemed the Long Stop Date for purposes of this Agreement;”

3.     Miscellaneous.

(a)            Except as expressly amended and/or superseded by this Amendment, the Merger Agreement remains and shall remain in full force and effect. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement, except as expressly set forth herein. Upon the execution and delivery hereof, the Merger Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Merger Agreement. This Amendment and the Merger Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Merger Agreement. If and to the extent there are any inconsistencies between the Merger Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control.

(b)            All references to the “Agreement” (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) in the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to April 3, 2022.

(c)            Article IX (Governing Law and Dispute Resolution), Section 11.2 (Amendments; No Waivers; Remedies), Section 11.5 (Expenses), Section 11.8 (Counterparts; Facsimile Signatures), Section 11.9 (Entire Agreement) and Section 11.10 (Severability) of the Merger Agreement are each hereby incorporated by reference mutatis mutandis.

[Signature page to follow]

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

COMPANY

HYPEBEAST LIMITED

By:	/s/ Kevin Ma
Name:	Kevin Ma
Title:	Authorized Signatory

MERGER SUB

HYPEBEAST WAGMI INC.

By:	/s/Kevin Ma
Name:	Kevin Ma
Title:	Authorized Signatory

SPAC

IRON SPARK I INC.

By:	/s/Xander Oxman
Name:	Xander Oxman
Title:	Chief Operating Officer and Chief Financial Officer

[Signature Page to Amendment No. 2 to Merger Agreement]